Exhibit 10.7

Equity Transfer Agreement

Party A (Transferor): India APTECH Limited

Legal address: A Tower, 54 Elite Plaza, Anheli – Wasanji Street, Bombay, India;

Legal Representative: T.K.Ravishankar

Duty: Executive Vice President &CFO                    Nationality: India

Party B (Transferee):	Prosperity Holdings Limited
Legal address:	PO Box 1034GT, 4th Floor, 103 South Church Street, Grand Cayman, Cayman Islands
Legal representative:	David Hand
Duty: Director	Nationality: the United States of America

WHEREAS:

Beijing APTECH Beida Jade Bird Information Technology Co., Ltd. (hereinafter as “BJB-Aptech”) is a sino-foreign Joint Venture incorporated on the date of September 23, 1999 under PRC laws, with its registered capital of USD 1 million;

Party A holds equity interests of USD 500,000 in BJB-Aptech, representing 50% of its registered capital, which will be transferred to Party B;

THEREFOR, both parties reach upon the following agreement (this “Agreement”) on the basis of friendly consultation:

1.	Transferred Equity and Consideration

1.1	Party A agrees to transfer its equity interests of USD 500,000 in BJB-Aptech (50% of the registered capital) to Party B, inclusive of the shareholder rights corresponding to such equity interests (including but not limited to the titles to the assets profitability, undistributed profits, allocation of remaining property, resolution of material matters and selection and appointment of managers, and Party B agrees to acquire the transferred equity interests.

1.2	Both parties mutually consent that the consideration for the above transferred equities shall be RMB 155,625,950 yuan.

2.	Payment of Consideration and Completion of Transfer

2.1	Within 60 days after the effectiveness of this Agreement, Party B shall pay the agreed consideration to Party A in USD equivalence in accordance with relevant provisions of this Agreement, the exchange rate of which shall be subject to the medium price of RMB against USD announced by The People’s Bank of China on the date when Party B remits the consideration;

2.2	Subsequent to the execution of this Agreement, for the purpose of fulfilling all the required approval procedures related to this Agreement, both parties are obliged to execute all the necessary documents thereof, assist in the application to the competent approval authority for the equity transfer and amendment of Equity Joint Venture Contract and Articles of Association of BJB-Apetch, as well as the modification registration in Industry and Commerce Administration Authority.

3.	During the process of equity transfer, Party A is obliged to maintain BJB-Aptech in ordinary and regular operation.

4.	Presentation and Warranties

4.1	Each party warrants that the execution and performance of this Agreement has been duly approved, authorized and certified, and each representative signing this Agreement on its behalf has been duly and fully authorized as required.

4.2	Party A warrants that it is vested with full rights in the equity interests it holds in BJB-Apetch, in each case, free and clear of any pledge or any other encumbrance.

4.3	Party A warrants that no default in its contribution in BJB-Aptech, or withdrawing of its contribution exists, nor any circumstances detrimental to the interests of the other shareholder of BJB-Aptech, or any joint liability to the other shareholder exists.

4.4	Party B warrants that it will enjoy the rights and bear the obligations provided in the amended Equity Joint Venture Contract and Articles of Association of BJB-Aptech after the equity transfer provided in this Agreement has been approved by approval authority.

4.5	Each party warrants that it shall pay all the taxes respectively as required by relevant laws and regulations.

5.	Breach of Contract

5.1	Any default in the performance of this Agreement of any party shall constitute a breach of contract. The non-breaching party is entitled to require the breaching party to duly perform its duty in 30 days. Non-breaching party has the right to rescind this Agreement where such duty is not duly performed in prescribed period, and all the losses incurred by the breach of contract shall be remedied by breaching party.

5.2	Provided that both parties are in breach of contract, the burden of breach of contract shall be borne by both parities in proportion to the liabilities of breach of contract attributed to each party.

6.	Governing Law and Resolution of Dispute

6.1	Any dispute arising out of or relating to the performance of this Agreement shall firstly be resolved through friendly consultation. Where the parties fail to settle their disputes through consultation or mediation, any party shall have the right to submit the dispute or claim arising therefrom to Beijing Arbitration Committee (“Committee”), the award of which will be final.

i.	The arbitration shall be conducted in the rules under the arbitration procedures of this Committee. The arbitral award shall be final and binding to both parties. The costs and expenses of the arbitration shall be borne respectively by each party.

ii.	In the process of arbitration, this Agreement, except for the disputable provisions in arbitration, shall continue to be performed.

6.2	The effectiveness, execution, interpretation and resolution of dispute of this Agreement shall be governed by PRC laws.

7.	Effectiveness and Termination

7.1	The headline of this Agreement and each clause is made for the purpose of index but shall not be used for the interpretation of this Agreement.

7.2	This Agreement shall be drafted and signed in both Chinese and English versions. Where there is any conflict arising between the two versions, the Chinese version will prevail.

7.3	This Agreement shall be executed in quintuplicate with equal validity. Each party holds one copy, and the rest will be used for the submission to the approval authority and filing by BJB-Aptech.

7.4	This Agreement shall be effective upon the execution by both parties and approval of the competent approval authority.

7.5	Issues not covered in this Agreement shall be determined through friendly consultation between both parties.

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Party A: India Aptech Limited.

Legal representative or authorized representative:

Date:

Party B: Prosperity Holdings Limited

Legal representative or authorized representative:

Date:

Beijing Jade Bird Educational Information and Technology Co., Ltd., the stockholder of BJB-Aptech consents on the equity transfer provided thereon.

Stockholder: Beijing Jade Bird Educational Information and Technology Co., Ltd.

Legal representative or authorized representative:

Date: